UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2010

Uni-Pixel, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49737	75-2926437
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8708 Technology Forest Place, Suite 100 The Woodlands, Texas 77381	77042
(Address of principal executive offices)	(Zip Code)

(281) 825-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 14, 2010, Jeffrey Tomz became the principal financial officer of Uni-Pixel, Inc. (the “Company”) following the retirement of Jim Tassone as the Company’s Chief Financial Officer, and on July 1, 2010, the board of directors formally designated Mr. Tomz as the Company’s Chief Financial Officer.

Since June 2005, Mr. Tomz has been VP of Finance of the Company.  From August 2001 to April 2005, Mr. Tomz was the Chief Financial Officer of Isolagen, Inc. (AMEX:ILE) and was instrumental in raising Isolagen over $190 million in equity and debt.  From October 1999 to August 2001, Mr. Tomz was a Principal at Benchmark Equity Group, Inc.  Mr. Tomz has served on the board of directors of various companies, including InfoHighway Communication Corp., a private communication company from September 1998 to September 2000. Prior to joining Benchmark in the fall of 1997, Mr. Tomz began his career as a certified public accountant with Arthur Andersen Worldwide.  Mr. Tomz received his MPA from The University of Texas at Austin.

Mr. Tomz will receive an annual base salary of $180,000, and he will be eligible to receive an annual cash bonus at the discretion of the Company’s board of directors.  In addition, Mr. Tomz will participate in all other benefit plans and programs on the same terms as the Company’s other executive officers.  Mr. Tomz is not party to a formal employment agreement with the Company.

(e)  Effective January 15, 2010, the board of directors of the Company approved, and a majority of the stockholders of the Company subsequently adopted by written consent, the Uni-Pixel, Inc. 2010 Stock Incentive Plan (the “Plan”).  The purpose of the Plan is to attract and retain the best available personnel, provide additional incentive to employees, directors and consultants and to promote the success of the Company’s business.

The board of directors or a committee designated by the board of directors will generally administer the Plan and has authority to make awards under the Plan and to set the terms of the awards. The board of directors or a committee designated by the board of directors will also generally have the authority to interpret the Plan and to take such other action that it deems appropriate.

The types of awards that may be granted under the Plan include stock options, stock appreciation rights, restricted stock, dividend equivalent rights, performance units and performance shares awards. The maximum number of shares of the Company’s common stock with respect to which awards may be granted under the Plan is 9,000,000.

The Plan may be amended or terminated at any time by our board of directors, subject to the requirement that certain amendments may not be made without stockholder approval.  In addition, no amendment may materially impair an award previously granted without the consent of the recipient. Unless terminated sooner, no awards will be made under the Plan after January 15, 2020.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On January 28, 2010, the Company granted the following awards of options to purchase its common stock under the Plan with an exercise price of $0.50 per share to the following executive officers: 1,000,000 to Reed Killion; 1,000,000 to Jim Tassone; 500,000 to Dan Van Ostrand; and 1,2000,000 to Robert Petcavich.   Also, on May 19, 2010, the Company granted 500,000 options to purchase its common stock with an exercise price of $0.50 per share to Jeffrey Tomz.  These options vest 25% immediately as of the date of grant; 25% on the one year anniversary of the date of grant; 25% on the two year anniversary of the date of grant; and 25% on the three year anniversary of the date of grant.  The options expire ten years from the date of grant.

On January 15, 2010, the board of directors also approved the reduction of the exercise of certain outstanding stock options.  The exercise price of certain options granted to our executive officers under the 2005 Stock Incentive Plan decreased from $2.00 to $0.50, the then current fair market value of the Company’s common stock, as follows: 450,000 options held by Reed Killion and 200,000 options held by James Tassone. The exercise price of certain options granted to our executive officers under the 2007 Stock Incentive Plan decreased from $1.45 to $0.50, the then current fair market value of the Company’s common stock, as follows: 1,037,500 options held by Reed Killion; 156,250 options held by James Tassone; 525,000 options held by Robert Petcavich; and 25,000 options held by Dan Van Ostrand.

Item 9.01        Financial Statements and Exhibits.

(d)        Exhibits.

The exhibits to this current report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNI-PIXEL, INC.

By:	/s/ Reed Killion
Reed Killion President and Chief Executive Officer

Date:   September 7, 2010

Uni-Pixel, Inc.

Exhibit Index

Exhibit Number

10.1	Uni-Pixel, Inc. 2010 Stock Incentive Plan, incorporated by reference to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 4, 2010.

10.2	Form of Stock Option Agreement under the Uni-Pixel, Inc. 2010 Stock Incentive Plan.